Exhibit 10.08

LOEWS CORPORATION DEFERRED INVESTMENT PLAN

(Effective as of January 1, 2020)

1.	PURPOSE

The purpose of the Loews Corporation Deferred Investment Plan (the “Plan”) is to provide select management employees and highly compensated employees, and non-employee directors, of Loews Corporation (the “Corporation”) and certain members of the Controlled Group (hereinafter, with the Corporation, collectively referred to as the “Company”), an opportunity, in accordance with the terms and conditions set forth herein, to defer, on a non-qualified basis, compensation that would otherwise be payable currently, and to receive certain additional deferred compensation funded by the Company. The Plan shall be effective as of January 1, 2020 (the “Effective Date”), and shall take the place of the Loews Corporation Executive Deferred Compensation Plan, which shall be frozen as of the Effective Date, and the Loews Corporation Deferred Compensation Plan, which has previously been frozen (collectively the “Prior Plans”).

2.	ADMINISTRATION

The Plan shall be administered by the Loews Corporation Benefits Committee, or such other person or group as may be designated by the Board of Directors (the “Board”) of the Corporation (the “Committee”). The Committee shall be the “administrator” of the Plan as defined in Section 3(16)(A) of ERISA and shall have the sole and complete authority to interpret the terms and provisions of the Plan, to adopt, alter or repeal such rules, regulations or practices governing the operation of the Plan and make all other determinations as it shall from time to time deem necessary, advisable or appropriate. The decisions, actions, determinations and records of the Committee shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan. Where the Committee is given the discretion to determine any matter, the Committee’s discretion shall be sole and absolute, need not be exercised in a consistent or uniform manner, and, to the maximum extent permitted by law, shall not be subject to review by any court or tribunal. The senior human resources officer of the Corporation, or persons acting under his/her authority, shall have the authority to administer the Plan and to exercise the authority of the Committee in administrative, ministerial, and technical matters, except as the Committee may otherwise determine.

3.	ELIGIBILITY

Except as otherwise provided by the Committee, the following persons shall be eligible to participate in the Plan:

(a)

Any person employed by the Corporation whose total Compensation received in any Plan Year (treating 2019 as a Plan Year for this purpose) exceeds, or will exceed, the limit on compensation set forth in Section 401(a)(17) of the Code (the “Section 401(a)(17) Limit”) shall be eligible to participate in the Plan for the immediately following Plan Year.

(b)

Any Employee who is hired by the Corporation at a Base Salary that will equal or exceed the Section 401(a)(17) Limit on an annual basis, or who was not previously eligible to participate but is promoted to a position with a Base Salary that will equal or exceed the Section 401(a)(17) Limit on an annual basis, shall be eligible to participate in the Plan as of the effective date of hire or promotion, provided that if the Employee has ever been eligible to participate in the Plan, a Prior Plan, or any individual account deferred compensation plan maintained by the Company or any member of the Controlled Group, either the Participant received a complete distribution of his/her account balance in such other plan prior to the date that he/she becomes eligible to participate (and following such distribution was not eligible to participate in such plan), or has not been eligible to participate in such other plan (other than by accrual of earnings, if any) for at least twenty-four (24) months. Such an Employee (regardless of whether he/she has previously participated in such plan) shall also be eligible to participate for the next succeeding Plan Year, but for all subsequent Plan Years his eligibility shall be determined by Section 3(a).

(c)

Any Employee who was eligible to participate in a Prior Plan, and who actually deferred a portion of his/her compensation in such Prior Plan in 2019, shall continue to be eligible to participate in the Plan for so long as he/she would have continued to satisfy the eligibility requirements of such Prior Plan, unless otherwise determined by the Committee.

(d)

Each member of the Board who is not an Employee of the Corporation (an “Outside Director”) shall be eligible to defer his/her Director Fees under the Plan, commencing with the date on which he/she becomes an Outside Director.

(e)

The Committee may, in its discretion, authorize Employees of members of the Controlled Group other than the Corporation to participate in the Plan, and a Participant who is transferred to a different member of the Controlled Group shall continue to be a Participant with respect to amounts credited to his/her Account prior to the transfer, but no person employed by any member of the Controlled Group other than the Corporation shall be eligible to continue to defer Compensation, or be allocated Employer Contributions, unless a written resolution of the Committee provides for such participation.

The Committee shall have the discretion to determine which Employees shall be eligible to participate in the Plan, and the Committee may determine either that an Employee not described in paragraph (a), (b) or (c) is eligible to participate, or that an Employee who is described in any of such paragraphs is not eligible. Any Employee who is determined to be eligible to participate in the Plan shall be hereinafter referred to as a “Participant” for so long as he/she retains an Account in the Plan, regardless of whether he/she is continuing to be credited with deferred compensation.

4.	ELECTION TO DEFER

A Participant may elect to defer receipt of a portion of his/her Compensation in accordance with rules and procedures specified by the Committee, and subject to the following provisions.

(a)

Except as otherwise provided herein, a Participant’s election to defer Compensation shall be made before the beginning of the Plan Year in which such Compensation begins to be earned. An Employee’s deferral election for a Plan Year shall apply to (i) Base Salary earned during such Plan Year, and (ii) any Bonus earned during such Plan Year even if paid in a subsequent Plan Year. An Outside Director’s deferral election shall apply to Director Fees earned during the Plan Year.

(b)

An Employee who first becomes eligible to participate in the Plan during a Plan Year pursuant to Section 3(b) may elect to defer his/her Compensation earned in the remainder of the Plan Year within thirty (30) days after first becoming eligible, provided such deferral election applies only to Compensation earned after the election is made, and if the deferral election applies to a Bonus, only to the portion of the Bonus earned after the election, determined by pro-rating the performance period.

(c)	An Outside Director who first becomes eligible to participate in the Plan during a Plan Year pursuant to Section 3(d) may elect to defer his/her Director Fees earned in the remainder of the Plan Year within thirty (30) days after first becoming eligible, provided such deferral election applies only to Director Fees earned after the election is made.

(d)

The Committee shall establish rules and procedures for deferral elections, which shall specify the maximum percentage of each payment of Compensation that may be deferred. Unless otherwise determined by the Committee, the maximum percentage of each payment of Base Salary that may be deferred shall be seventy-five percent (75%), and the maximum percentage of each Bonus or payment of Director Fees that may be deferred shall be one hundred percent (100%), minus, if applicable, the portion that must be withheld for payment of Federal Insurance Contribution Act (FICA) and other applicable taxes.

(e)

All elections made by a Participant pursuant to a Prior Plan to defer Compensation payable on or after January 1, 2020, shall be treated as elections to defer the same amount of Compensation pursuant to this Plan.

(f)

Except as otherwise provided in Section 9(g) with respect to Unforeseeable Emergencies, all deferral elections shall be irrevocable after the applicable deadline for making such election has passed. A Participant’s Termination of Employment, or failure to meet the requirements for participation in the Plan, during a Plan Year shall not affect deferral elections for such Plan Year that have become irrevocable.

(g)

The portion of any payment of Compensation that a Participant elects to defer shall be withheld from his/her Compensation and credited to his/her Account as soon as practical after the date on which the deferred amount would otherwise have been paid.

5.	EMPLOYER CONTRIBUTIONS.

(a)

Each Participant (other than Outside Directors) shall have an amount (an “Employer Contribution”) credited to his/her Account for each Plan Year equal to five percent (5%) of the excess, if any, of the Participant’s Compensation actually paid during the Plan Year over the Section 401(a)(17) Limit in effect for the Plan Year. The Employer Contribution shall be credited to each Participant’s Account as soon as practical after the end of the Plan Year. If a Participant’s employment is terminated during the Plan Year (other than for Cause), or if the Participant is transferred during the Plan Year to a position in which he/she is no longer eligible to participate, the Employer Contribution shall be calculated on the basis of his/her Compensation through the date of termination or transfer and credited as soon as practical after the date of termination or transfer. Notwithstanding the foregoing, if a Participant’s employment is terminated for Cause, the Participant shall not be entitled to any Employer Contribution for such Plan Year, and any Employer Contribution previously credited to his/her Account for such Plan Year shall be cancelled. In addition, any Employer Contributions credited in prior Plan Years may be forfeited in whole or part as provided in Section 8(c). The Committee may, in its discretion, change the percentage used to calculate the Employer Contribution for any Plan Year (including eliminating Employer Contributions for such Plan Year entirely).

(b)

The Company may, in its discretion, credit additional Employer Contributions to the Accounts of Participants. Such Employer Contributions may be made either by resolution of the Committee, in such amounts and based on such criteria as it may determine in its discretion (and need not be made to all Participants, or on a uniform basis), or may be made pursuant to a written agreement with a Participant to credit Employer Contributions to the Participant’s Account. The Committee resolution, or agreement, may also provide for the time at which such Employer

Contributions will be credited, the extent to which they be vested, and the time and form of payment, which provisions may differ from those otherwise applicable to Employer Contributions under the Plan. In no event shall any Participant have any right to receive additional Employer Contributions based on oral representations of any person, or otherwise unless the right to such Employer Contributions is contained in a Committee resolution or written agreement.

6.	ESTABLISHMENT OF DEFERRED COMPENSATION ACCOUNT

At the time of the Participant’s initial election to defer pursuant to Section 4, or if earlier the time that an Employer Contribution is first credited to the Participant pursuant to Section 5, the Company shall establish a memorandum account (an “Account”) for each Participant on its books. Each Account shall be divided into (i) an “Elective Deferral Account”, to reflect the amount of Compensation that the Participant elects to defer pursuant to Section 4 and the earnings, if any, attributable thereto, and (ii) an “Employer Contribution Account”, to reflect the Employer Contributions credited to the Participant’s Account pursuant to Section 5 and the earnings, if any, attributable thereto, and may be further divided into subaccounts in order to properly reflect different distribution elections made for amounts deferred in different Plan Years, or for such other administrative purposes as the Committee determines to be appropriate.

7.	EARNINGS

The balance in a Participant’s Account shall be deemed invested in such investments as the Participant may select from time to time, in accordance with such procedures as may be established by the Committee. The Committee shall from time to time designate the investment funds to which the Participants may direct the deemed investment of their Account balances. Each Participant’s Account shall be credited or debited with an amount equal to the income, gain and losses that would have been realized in an account that was actually invested in the deemed investments selected by the Participant from the date the amounts are credited to the Participant’s Account until the date such amounts are distributed or forfeited. The Committee shall have the authority to change the permissible investment funds at any time, to specify the investment fund or funds in which a Participant’s Account shall be deemed invested if the Participant fails to make an election, and to establish rules and procedures governing deemed elections, including imposing limitations on the minimum or maximum amount that may be transferred between investment funds and the times at which transfers may be made.

8.	VESTING OF ACCOUNTS

(a)	The balance in a Participant’s Elective Deferral Account, and all subaccounts thereof, shall be fully vested and nonforfeitable at all times.

(b)

The balance in a Participant’s Employer Contribution Account, and all subaccounts thereof, shall be vested on the earliest of the date on which the Participant completes three Years of Service, the date of the Participant’s death while still employed by the Company, or the date on which the Participant incurs a Termination of Employment by reason of Disability, unless at the time of the Participant’s death or termination by reason of Disability the Participant could have been terminated for Cause. For avoidance of doubt, all amounts allocated to a Participant’s Employer Contribution Account after the date on which the Participant completes three Years of Service (including Years of Service completed prior to the Effective Date) shall be fully vested as of the date on which they are credited. If a Participant incurs a Termination of Employment for any reason (other than death or Disability) prior to date on which his/her Employer Contribution Account is fully vested, the balance in his/her Employer Contribution Account shall be forfeited and the Participant shall have no right to payment of any portion thereof.

(c)

Notwithstanding anything contained in the Plan to the contrary, if a Participant’s employment is terminated for Cause (including a termination for Cause after the Participant has satisfied the eligibility requirements for Retirement or Disability), the Committee may provide for all or a portion of his/her Employer Contribution Account credited in prior Plan Years, and any earnings thereon (but not, for avoidance of doubt, his/her Elective Deferral Account) to be forfeited, which amount shall be determined by the Committee in its discretion taking into account the culpability of the Participant’s conduct and the damage or potential damage, including reputational, caused to the Corporation or its business.

9.	PAYMENT OF DEFERRED AMOUNTS

(a)

Payment on Termination of Employment in General. Except as otherwise provided herein, the entire vested balance in a Participant’s Account shall be paid, in a single lump sum, as soon as practical but in no event more than ninety (90) days after the Participant incurs a Termination of Employment for any reason.

(b)

Payment on Retirement. A Participant may elect to have any amount credited to his/her Account in any Plan Year distributed in between two and fifteen consecutive annual installments upon the Participant’s Retirement (which series of installments shall be treated as a single payment for purposes of Section 409A), subject to the following provisions. Such elections shall be made separately for each Plan Year, and shall apply only to amounts deferred in such Plan Year.

(i)

An election made for any Plan Year shall apply to (A) all of the Participant’s deferred Base Salary or Director Fees that would otherwise have been paid in such Plan Year to the extent not deferred to a Specified Year Account pursuant to Section 9(c), (B) all of the Participant’s deferred Bonus earned in such Plan Year to the extent not deferred to a Specified Year Account pursuant to Section 9(c) (even if paid in a subsequent Plan Year), and (C) all Employer Contributions credited with respect to the Plan Year, unless the Committee permits separate elections to be made for separate types of deferrals and contributions. For avoidance of doubt, a Participant may elect payment in installments for a Plan Year even though he/she also elects to have a portion of his/her deferrals for the same Plan Year credited to a Specified Year Account pursuant to Section 9(c), provided that if the Participant subsequently Retires before the specified payment year the amount credited to the Specified Year Account shall be paid in accordance with this Section 9(b).

(ii)

Each election shall be made at the same time that the Participant elects (or is eligible to elect) his/her annual deferral for the Plan Year; provided that a Participant who is first credited with an Employer Contribution for a Plan Year and who has not previously been eligible to make any deferral election may, to the extent permitted by Section 409A, make such election not later than January 30 of the following Plan Year.

(iii)

The first installment shall be paid in February of the Plan Year following the Plan Year in which the Participant Retires, and each subsequent installment shall be paid in February of the following Plan Years. The Participant’s Account shall continue to be credited or charged with earnings, if any, or losses, if any, and the amount of each installment shall equal the value of the Participant’s Account (or the subaccount for the applicable Plan Year) immediately prior to the payment of the installment divided by the number of installments remaining to be paid.

(iv)

Payment in installments pursuant to this Section 9(b) shall apply only if (A) a Participant Retires, and (B) the total balance in a Participant’s Account, plus the balance in his/her accounts in the Prior Plans (but, for avoidance of doubt, not the Loews Corporation Benefit Equalization Plan) at the time of his/her Retirement is at least $200,000. If a Participant incurs a Termination of Employment for any reason prior to Retirement, or if such balance in his/her Account (plus the balance in his/her Prior Plan accounts) is less than $200,000, the vested balance in his/her Account shall be distributed in accordance with the remaining provisions of this Section 9.

(v)

If a Participant elected a form of payment under a Prior Plan that applies to Compensation deferred under this Plan, the portion of his/her Account attributable to such Compensation shall be paid in the manner elected under such Prior Plan, subject to the Participant’s right to change the manner of payment as provided in Section 9(b)(vi).

(vi)

After the latest date on which an election may be made for a Plan Year, a Participant may elect to change the manner in which the amount credited with respect to such Plan Year is distributed in accordance with procedures established by the Committee, provided that the election is made at least one year prior to the date on which the Participant incurs a Retirement (and if a Retirement occurs within one year after the election is made, the election shall be void). If such a change is made, the date on which the distribution commences shall be not earlier than February of the fifth Plan Year following the Plan Year in which the Participant Retires. Unless otherwise permitted by the Committee, only one such change may be made with respect to any Plan Year.

(viii)

If a Participant who has elected payment in installments pursuant to this Section 9(b) dies after payment has commenced, but before all installments have been paid, the remaining installments shall be paid to the Participant’s Beneficiary at the same time and in the same amount, unless the Participant elects otherwise in accordance with Section 9(d).

(c)

Payment in Specified Year Prior to Termination of Employment. A Participant may elect to have all or a portion of the amount of his/her Elective Deferral Account attributable to amounts deferred in a Plan Year (but not any portion of his/her Employer Contribution Account) allocated to a Specified Year Account, the balance in which will be distributed, either in a lump sum or in between two and four consecutive annual installments (which series of installments shall be treated as a single payment for purposes of Section 409A), commencing in February of a Plan Year that is at least two years after the Plan Year in which the Compensation was deferred, subject to the following provisions. Such elections shall be made separately for each Plan Year, and shall apply only to amounts deferred in such Plan Year.

(i)

Each election shall be made at the same time that the Participant elects (or is eligible to elect) his/her annual deferral for the Plan Year. Only one Specified Year Account may be established for each Plan Year.

(ii)

The first installment shall be paid in February of the Plan Year elected by the Participant, and each subsequent installment shall be paid in February of the following Plan Years. The Participant’s Specified Year Account shall continue to be credited or charged with earnings, if any, or losses, if any, and the amount of each installment shall equal the value of the Participant’s

Specified Year Account immediately prior to the payment of the installment divided by the number of installments remaining to be paid.

(iii)

If a Participant has elected payment in a specified year under a Prior Plan that applies to Compensation deferred under this Plan, the portion of his/her Account attributable to such Compensation shall be paid in the manner elected under such Prior Plan, subject to the Participant’s right to change the manner of payment as provided in Section 9(c)(v).

(iv)

If the Participant incurs a Termination of Employment for any reason (including death), or becomes Disabled, prior to February 1 of the Plan Year in which such distribution is to be made, the election shall be void and the balance in the Specified Year Account shall be distributed in accordance with the remaining provisions of this Section 9.

(v)

After the latest date on which an election may be made for a Plan Year, a Participant may not elect to establish a Specified Year Account for such Plan Year, or to change the amount allocated to the Specified Year Account, but if the Participant has elected to establish a Specified Year Account for such Plan Year, the Participant may elect to change either the Plan Year in which, or the manner in which, the Specified Year Account will be distributed (or both) provided that the change is elected not later than January 31 of the Plan Year prior to the Plan Year in which the distribution is to commence, and that the distribution commences not earlier than February of the fifth Plan Year following the Plan Year in which the distribution was otherwise to be made (subject to Section 9(c)(iv)). Unless otherwise permitted by the Committee, only one such change may be made with respect to any Plan Year.

(d)

Payment Upon Death. A Participant may elect to have any amount credited to his/her Account in any Plan Year distributed in between two and fifteen consecutive annual installments upon the Participant’s death (which series of installments shall be treated as a single payment for purposes of Section 409A), subject to the following provisions. Such elections shall be made separately for each Plan Year, and shall apply only to amounts deferred in such Plan Year.

(i)

An election made for any Plan Year shall apply to (A) all of the Participant’s deferred Base Salary or Director Fees that would otherwise have been paid in such Plan Year to the extent not deferred to a Specified Year Account pursuant to Section 9(c), (B) all of the Participant’s deferred Bonus earned in such Plan Year to the extent not deferred to a Specified Year Account pursuant to Section 9(c) (even if paid in a subsequent Plan Year), and (C) all Employer Contributions credited with respect to the Plan Year, unless the Committee permits separate elections to be made for separate types of deferrals and contributions. For avoidance of doubt, a Participant may elect payment in installments for a Plan Year even though he/she also elects to have a portion of his/her deferrals for the same Plan Year credited to a Specified Year Account pursuant to Section 9(c), provided that if the Participant subsequently dies before the specified payment year the amount credited to the Specified Year Account shall be paid in accordance with this Section 9(d).

(ii)

Each election shall be made at the same time that the Participant elects (or is eligible to elect) his/her annual deferral for the Plan Year; provided that a Participant who is first credited with an Employer Contribution for a Plan

Year and who has not previously been eligible to make any deferral election may, to the extent permitted by Section 409A, make such election not later than January 30 of the following Plan Year.

(iii)

The first installment shall be paid in February of the Plan Year following the Plan Year in which the Participant dies, and each subsequent installment shall be paid in February of the following Plan Years. The Participant’s Account shall continue to be credited or charged with earnings, if any, or losses, if any, and the amount of each installment shall equal the value of the Participant’s Account (or the subaccount for the applicable Plan Year) immediately prior to the payment of the installment divided by the number of installments remaining to be paid.

(iv)

Payment in installments pursuant to this Section 9(d) shall apply only if the total balance in the Participant’s Account, plus the balance in his/her accounts in the Prior Plans (but, for avoidance of doubt, not the Loews Corporation Benefit Equalization Plan) at the time of payment of the first installment is at least $200,000. If such balance in his/her Account (plus the balance in his/her Prior Plan accounts) is less than $200,000, the vested balance in his/her Account shall be distributed in a lump sum within ninety (90) days after the Participant’s death.

(v)

If a Participant elected a form of payment upon death under a Prior Plan that applies to Compensation deferred under this Plan, the portion of his/her Account attributable to such Compensation shall be paid in the manner elected under such Prior Plan, subject to the Participant’s right to change the manner of payment as provided in Section 9(d)(vi).

(vi)

After the latest date on which an election may be made for a Plan Year, a Participant may change the manner in which the portion of his/her Account deferred in such Plan Year will be paid in the event of his/her death, provided that if the Participant dies within one year after making such election, such election shall be void and the Participant’s Account shall be distributed as if such election had not been made.

(e)

Payment Upon Disability. Anything else contained herein to the contrary notwithstanding, if a Participant other than an Outside Director becomes Disabled, either before or after the Participant incurs a Termination of Employment, the entire vested portion of the Participant’s Account shall be distributed in a single lump sum within ninety (90) days after the Participant becomes Disabled. Such distribution may be paid to the Participant’s guardian or conservator, if one has been appointed, or to such other person as the Committee may determine to be used for the benefit of the Participant.

(f)

Payment to Specified Employees. Anything else contained herein to the contrary notwithstanding, if a Participant is a Specified Employee on the date he/she incurs a Termination of Employment (other than by reason of death), then any distribution by reason of the Termination of Employment shall not commence until the earlier of (i) the first day of the seventh month following the month that includes the Termination of Employment or (ii) the date of the Participant’s death. If the Participant has elected payment in installments, only installments that would otherwise have been payable prior to such date shall be deferred, and the payment of future installments will not be affected. The Participant’s Account shall continue to be credited with earnings, if any, until the deferred date of payment.

(g)

Unforeseeable Emergencies. In the event a Participant incurs an Unforeseeable Emergency, the Committee, upon written application of such Participant, may (i) direct that the Participant’s deferral elections for the Plan Year in which the Unforeseeable Emergency occurs be cancelled, and (ii) if the cancellation of the Participant’s deferral elections is insufficient to alleviate the Unforeseeable Emergency, direct immediate payment of all or a portion of the then vested portion of such Participant’s Account. The amount of the distribution shall be limited to the amount needed to satisfy the Unforeseeable Emergency plus federal, state, local or foreign income taxes reasonably anticipated to be owed by the Participant as a result of the distribution. Such distributions shall not be allowed to the extent that the hardship may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause a severe financial hardship). The Committee shall determine, in accordance with Section 409A, whether the Participant has incurred an Unforeseeable Emergency and the amount needed to satisfy such emergency.

10.	TRANSFERABILITY OF INTERESTS

Except for the right of a Participant to designate a Beneficiary as hereinabove provided, a Participant’s or Beneficiary’s rights and interests may not be anticipated, alienated, assigned, pledged, transferred or otherwise encumbered. Notwithstanding the foregoing, (i) the Committee may adopt procedures permitting the payment of a portion of a Participant’s Account to an alternate payee pursuant to a domestic relations order as defined in Section 414(p)(1)(B) of ERISA, and (ii) the Company may offset against any distribution any amounts owed by the Participant to the Company to the extent permitted by Section 409A.

11.	AMENDMENT, SUSPENSION AND TERMINATION

The Corporation, in its discretion, at any time may amend, suspend or terminate the Plan or any portion thereof by action of either the Board or the Committee. Any rule, determination or procedure adopted by the Committee that is inconsistent with any provision of the Plan shall be deemed to amend the Plan to the extent of such inconsistency. No such amendment, suspension or termination shall reduce the vested balance in a Participant’s Account as in effect immediately prior to the date of the act adopting the amendment, suspension or termination. Following the suspension or termination of the Plan, amounts credited to Accounts in the Plan shall continue to be administered and distributed in accordance with the terms of the Plan, unless the Committee provides for such Accounts to be distributed in accordance with Section 409A.

12.	DEFINITIONS

(a)	The term “Account” is defined in Section 6.

(b)	The term “Base Salary” means the regular cash compensation paid as base salary to a Participant who is an Employee.

(c)

The term “Beneficiary” means the person or persons designated by a Participant in accordance with procedures established by the Committee to receive payment of the Participant’s Account in the event of his/her death. To the extent permitted by such procedures, a Participant may name trusts or other entities as Beneficiaries, and may name multiple, alternate, or contingent Beneficiaries and specify the manner in which payment is to be allocated among them.

(d)	The term “Board” is defined in Section 2.

(e)	The term “Bonus” means the annual cash bonus payable to Employees by the Corporation.

(f)

The term “Cause” shall have the meaning set forth in any written employment agreement between a Participant and the Company, if such an agreement exists and contains a definition of Cause; otherwise Cause shall mean (1) conviction of the Participant for committing a felony under federal law or the law of the state in which such action occurred, (2) dishonesty in the course of fulfilling a Participant’s employment duties, (3) willful and deliberate failure on the part of a Participant to perform the Participant’s employment duties in any material respect or (4) such other events as shall be determined in good faith by the Committee. The Committee shall, unless otherwise provided in an employment agreement with the Participant, have the discretion to determine whether Cause exists, and its determination shall be final.

(g)	The term “Claims Administrator” is defined in Section 17.

(h)	The term “Code” means the Internal Revenue Code of 1986, and all regulations and other authoritative interpretations adopted pursuant thereto, as now in effect or hereafter amended.

(i)

The term “Company” is defined in Section 1. A reference to the “Company” with respect to a particular Employee or Participant shall be deemed to refer to the entity within the Company that employs the Employee or Participant, except as the context otherwise requires.

(j)	The term “Compensation” means (i) in the case of an Employee, Base Salary and Bonuses, and (ii) in the case of an Outside Director, Director Fees.

(k)	The term “Controlled Group” means the Corporation and all other business entities required to be aggregated with the Corporation pursuant to Section 414(b) or (c) of the Code.

(l)	The term “Corporation” is defined in Section 1.

(m)	The term “Director Fees” means the cash compensation paid to an Outside Director by reason of his membership on the Board or any committee thereof.

(n)

The term “Disability” or “Disabled” shall meant that a Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under the long term disability plan or policy maintained by the Company or, if the Company, does not maintain such a plan or policy for which the Participant is eligible, has been determined to be totally disabled by the United States Social Security Administration.

(o)	The term “Effective Date” is defined in Section 1.

(p)	The term “Elective Deferral Account” is defined in Section 6.

(q)

The term “Employee” means a common law employee of the Corporation, or of any member of the Controlled Group that the Committee authorizes to participate in the Plan. A person who is retained to render services pursuant to an agreement (with such person or any employee leasing or similar entity) that designates such person as an independent contractor or employee of a third party, shall not be considered an Employee even if subsequently determined to be a common law employee for any tax or other legal purpose.

(r)	The term “Employer Contribution” is defined in Section 5.

(s)	The term “Employer Contribution Account” is defined in Section 6.

(t)	The term “ERISA” means the Employee Retirement Income Security Act of 1974, and all regulations and other authoritative interpretations adopted pursuant thereto, as now in effect or hereafter amended.

(u)	The term “Outside Director” is defined in Section 3(d).

(v)	The term “Participant” is defined in Section 3.

(w)	The term “Plan” is defined in Section 1.

(x)	The term “Plan Year” means the calendar year.

(y)	The term “Prior Plans” is defined in Section 1.

(z)

The term “Retirement” or “Retire” shall mean (i) in the case of an Employee, a Termination of Employment occurring on or after the first to occur of attainment of (a) age fifty-five (55) with ten (10) Years of Service, or (b) age sixty (60) with five (5) Years of Service, and (ii) in the case of an Outside Director, termination of the Outside Director’s membership on the Board at any age and for any reason other than death.

(aa)	The term “Section 409A” means Section 409A of the Code.

(bb)	The term “Section 401(a)(17) Limit” is defined in Section 3(a).

(cc)	The term “Specified Employee” shall have the meaning set forth in Section 409A.

(dd)

The term “Specified Year Account” shall mean the portion of a Participant’s Deferred Compensation Account for a Plan Year that the Participant elects to have distributed in a specific Plan Year rather than upon Termination of Employment pursuant to Section 9(c).

(ee)	The term “Termination of Employment” shall mean a separation from service from the Company and all members of the Controlled Group as defined in Section 409A.

(ff)

The term “Unforeseeable Emergency” means, with respect to a Participant, a severe financial hardship resulting from: (1) an illness or accident of the Participant, the Participant’s spouse, or a dependent; (2) loss of the Participant’s property due to casualty; or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, in each case as permitted pursuant to Section 409A.

(gg)	The term “Year of Service” shall have the same meaning as in the Loews Corporation Employees Savings Plan or any successor thereto.

13.	UNFUNDED OBLIGATION

No assets of the Company have been set aside to provide for the payment of the Accounts. Assets of the Company are subject to the claims of the Company’s general creditors. The Plan is intended to be, and shall be operated and administered to be, a plan which is unfunded and which is maintained primarily for the purpose of providing deferred compensation for non-employee directors and a select group of management and highly compensated employees. The Company shall make no provision for the funding or insuring of Accounts that would cause the Plan to be (i) a “funded” plan for purposes of Section 404(a)(5) of the Code or Title I of ERISA, or (ii) other than an “unfunded and unsecured promise to pay money or property in the future” under Treasury Regulations Sections 1.83-3(e). A Participant and his/her Beneficiary shall be treated as a general unsecured creditor of the Company at all times under this Plan.

14.	NO RIGHT TO EMPLOYMENT, TO RENDER SERVICES, OR OTHER BENEFITS

This Plan shall not constitute a contract of employment, nor an arrangement to render services, between the Company and the Participant, and nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ of, nor the right to continue to render services to, the Company.

15.	GOVERNING LAW

The Plan shall be governed by the laws of the State of New York without reference to the principles of conflict of laws.

16.	COMPLIANCE WITH SECTION 409A

The Plan is intended to comply with the applicable provisions of Section 409A and shall be administered in accordance with Section 409A to the extent Section 409A applies to the Plan. Accordingly, the Plan shall be construed in a manner consistent with those provisions and may, at any time, be amended in the manner and to the extent determined necessary or desirable by the Committee to reflect or otherwise facilitate compliance with such provisions. Notwithstanding the foregoing, in no event shall the Company, any member of the Committee, or any other person have any liability to any Participant, Beneficiary or other person by reason of the application of any additional tax on such person pursuant to Section 409A or otherwise.

17.	CLAIMS PROCEDURE

Any Participant, Beneficiary or other person asserting a claim to a benefit under the Plan may submit a written claim for such benefit in accordance with procedures established by the Committee to the person or persons designated by the Committee (which may be the Committee) (such person or persons, “Claims Administrator”) in accordance with the provisions of this Section 17. Participants are not required to file formal claims for benefits payable in the normal course, but any Participant or other person who believes that he/she is entitled to a benefit that has not been paid, or that an error has been made in the calculation or payment of any benefit, must file a claim not more than one year after the date on which such benefit should have been paid (or was paid in the case of a claimed error in the amount of payment).

(a)

In the event that any claim for benefits is denied in whole or in part, the Claims Administrator must notify the applicant, in written or electronic format, of the denial of the application, and of the applicant’s right to review the denial. The notice of denial shall be set forth in a manner designed to be understood by the applicant, and shall include (i) the specific reasons for the denial, (ii) specific references to the Plan provision upon which the denial is based, (iii) a description of any information or material that the Claims Administrator needs to complete the review, (iv) an explanation of the Plan’s review procedure, and (v) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA

(b)	This notice shall be given to the applicant within ninety (90) days after the Claims Administrator receives the application, unless special circumstances require an extension of time, in which case, the Claims Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written or electronic notice of the extension shall be furnished to the applicant before the end of the initial ninety (90)-day period.

(c)	This notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Claims Administrator is to render his/her decision on the application.

(d)

Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Claims Administrator within sixty (60) days after the application is denied. The Claims Administrator shall give the applicant (or his/her representative) a reasonable opportunity for a full and fair review of a claim and adverse benefit determination, including: (i) the opportunity to submit written comments, documents, records and other information relating to the claim for benefits; (ii) the provision, upon request and free of charge, of reasonable access to and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, and (iii) a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. A request for a review shall be in writing and shall be addressed to:

Vice President, Human Resources

Loews Corporation

667 Madison Avenue

New York, NY 10065

(e)

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Claims Administrator may require the applicant to submit additional facts, documents or other material as he/she/she may find necessary or appropriate in making his/her review.

(f)

The Claims Administrator shall act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written or electronic notice of the extension shall be furnished to the applicant within the initial sixty (60)-day period. The Claims Administrator shall give prompt, written or electronic notice of his/her decision to the applicant. In the event that the Claims Administrator confirms the denial of the application for benefits in whole or in part, the notice shall outline, in a manner calculated to be understood by the applicant: (i) the specific reason or reasons for the adverse determination, (ii) the specific Plan provisions upon which the decision is based, and (iii) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

(g)	The Claims Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his/her responsibilities in reviewing benefit claims.

(h)

No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 17(a) above, (ii) has been notified by the Claims Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 17(d) above, and (iv) has been notified in writing or electronically that the Claims Administrator has denied the appeal. No legal action may be brought more than ninety (90) days after the applicant has been notified of the denial of the appeal.

18.	CORRECTION OF ERRORS

The Committee shall have the authority to correct any error in the calculation of a Participant’s Account or the amount distributed to a Participant, regardless of the reason for the error and regardless of whether distribution of the Account has commenced. By his/her participation in the Plan and acceptance of benefits hereunder, each Participant agrees that he/she will promptly repay to the Plan any payment that exceeds the amount to which he/she was entitled under the Plan (an “excess payment”), and will hold any excess payment, and any proceeds of any excess payment, or property acquired with any excess payment, in trust for the benefit of the Plan, which trust shall remain in effect, and shall continue to apply to any excess payment, proceeds or other property even if transferred to a third party, until the total amount of the excess payment has been repaid to the Plan. The Committee may, on behalf of the Plan, commence an action to enforce such trust, or take any other available action in law or equity, including setting off any other amount owed to the Participant, to recover such excess payment.

19.	PARTICIPANT LITIGATION

In any action or proceeding regarding the Plan, Employees or former Employees, Participants, Beneficiaries or any other persons having or claiming to have an interest in this Plan will not be necessary parties and will not be entitled to any notice or process. Any final judgment which is not appealed or appealable and may be entered in any such action or proceeding will be binding and conclusive on the parties hereto and all persons having or claiming to have any interest in this Plan. To the extent permitted by law, if a legal action is begun against the Company, the Committee, or any member of the Committee by or on behalf of any person and such action results adversely to such person or if a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, the costs to such person of defending the action will be charged to the amounts, if any, which were involved in the action or were payable to the Participant or other person concerned. To the extent permitted by applicable law, acceptance of participation in this Plan will constitute a release of the Company, the Committee and each member thereof, and their respective agents from any and all liability and obligation not involving willful misconduct or gross negligence. Any litigation commenced by any Participant, Beneficiary or other person involving his/her claimed benefits under the Plan shall be brought only in the United States District Court for the Southern District of New York (and, if commenced in any other court, may be removed or transferred to such court), and each party to any such litigation waives, to the maximum extent permitted by law, any right to trial by jury (provided that the foregoing shall not be construed to imply that any such person would otherwise have a right to trial by jury).